EXHIBIT 11

                                 INTERSTATE BAKERIES CORPORATION
                    SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
                                  (000's EXCEPT PER SHARE DATA)


                                                  Sixteen Weeks Ended             Forty Weeks Ended
                                               --------------------------    --------------------------
                                                 March 4,      March 5,        March 4,      March 5,
                                                   1995          1994            1995          1994
                                               ------------  ------------    ------------  ------------

Net income (loss)                               $   3,096     $ (2,468)       $  15,045     $  11,810
                                                =========     =========       =========     =========

Weighted average common shares
 outstanding                                       19,639        20,046          19,640        20,380
Dilutive stock options                                 85            53              59            57
                                                ---------     ---------       ---------     ---------
Weighted average common and common
 equivalent shares outstanding                     19,724        20,099          19,699        20,437
                                                =========     =========       =========     =========

Earnings (loss) per share                       $     .16     $    (.12)      $     .76     $     .58
                                                =========     =========       =========     =========